Exhibit 99

FOR IMMEDIATE RELEASE

July 24, 2013

THE EASTERN COMPANY REPORTS RESULTS
FOR THE SECOND QUARTER AND SIX MONTHS OF 2013

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the second quarter and six months of 2013.  Sales for the quarter were $39.2 million, compared to $41.6 million for the same period in 2012, a 6% decrease, while net income was $2.2 million or $0.35 per diluted share, compared to the $2.6 million or $0.42 per diluted share, reported in the second quarter of 2012, a 17% decrease.

Net sales for the six months of 2013 were $73.9 million compared to $82.1 million for the first six months of 2012, a 10% decrease. For the six month period ended June 29, 2013 net income was $3.2 million or $0.51 per diluted share, compared to $4.7 million or $0.75 per diluted share for the same period in 2012.

Leonard F. Leganza, Chairman, President and CEO, stated, “For the first six months of 2013, sales levels in all of our business segments lagged behind 2012 levels, as a result of the slow economic recovery.  Although we have seen glimpses of improvement, we also hear of continuing uncertainties in the overall economy.  Sales in the second quarter of 2013 did show good improvement following the slow start we experienced in the first quarter of this year, but were still behind the second quarter of 2012.  However, the Company remains well positioned to meet the demand and future growth we anticipate in most of the many diversified markets that we serve.”

Mr. Leganza continued, “The Industrial Hardware segment’s results were impacted positively from the many opportunities made available to us in the Class 8 truck market where the demand for our quality engineered hardware products as well as our lightweight composite panels used in the manufacture of sleeper cabs and truck bodies remain strong.  The addition at our Eberhard Manufacturing Division facility which is being constructed primarily to support expected sales growth in the Class 8 truck market is progressing and scheduled for completion before the end of the third quarter.  The Metal Products segment will begin a structural repair and upgrade program during the third quarter to facilitate the future sales which we expect.  We’re continuing to seek new applications for our existing diversified products and to use our quality engineering expertise to develop new products to meet the varying needs of the many markets we sell in to.”

Mr. Leganza added, “We are pleased with the improvement the Company experienced in the second quarter after the slow start in the first quarter of this year.  The focus and emphasis we have placed on cash flow during the recent years of economic uncertainties have maintained the Company in solid financial position and we are confident our current liquidity will be sufficient and strong enough to support our dividend policy, meet our debt service requirements and replace and upgrade our capital equipment programs as needed.”

Mr. Leganza concluded, “In line with our on-going goal of enhancing shareholder value and reflecting the confidence we have in our current business plans, the Board of Director’s today voted to increase our regular quarterly dividend by 10%, increasing it to $0.11 per share for the third quarter of 2013, payable on September 16, 2013.  This dividend will represent the Company’s 292nd consecutive quarterly dividend.”

The Eastern Company is a 155-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from ten locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company’s current expectations regarding its future operating performance and achievements.  Actual results may differ due to the many economic uncertainties that affect the Company’s business environment.  Further information about the potential factors which could affect the Company’s financial results is included in the Company’s reports and filings with the Securities and Exchange Commission.  The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:                 Leonard F. Leganza or John L. Sullivan III
(203) 729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	June 29, 2013	June 30, 2012	June 29, 2013	June 30, 2012
Net Sales	$ 39,247,980	$ 41,559,589	$73,940,154	$82,055,483

Net Income	$ 2,174,294	$ 2,632,346	$ 3,179,542	$ 4,677,954

Net Income Per Share:
Basic	$ 0.35	$ 0.42	$ 0.51	$ 0.75
Diluted	$ 0.35	$ 0.42	$ 0.51	$ 0.75

Weighted average
shares outstandings:
Basic	6,220,569	6,217,198	6,220,171	6,214,644
Diluted	6,238,025	6,231,335	6,237,433	6,230,625